                                                          NEWS RELEASE

SANTA BARBARA RESTAURANT GROUP, INC.

Contacts:      Santa Barbara Restaurant Group, Inc.
               Ted Abajian
               Chief Financial Officer
               (805) 563-3644, x110

               LBW Investments, L.L.C.
               Lynn Whiteford
               President and Chief Executive Officer
               (602) 426-2662

                    SANTA BARBARA RESTAURANT GROUP COMPLETES
                  DIVESTITURE OF JB'S FAMILY RESTAURANTS, INC.

        SANTA BARBARA, CALIF. - November 14, 2000 - Santa Barbara Restaurant Group, Inc. (NASDAQ:SBRG) ("SBRG") has completed the previously announced sale of its JB's Family Restaurants, Inc. ("JB's") subsidiary which operates JB's and Galaxy Diner restaurants and franchises JB's restaurants to LBW Investments, L.L.C., a company controlled by Lynn Whiteford the former chief operating officer of JB's. SBRG received cash proceeds of $8.0 million and a note for $1.3 million from the buyer. In addition, the buyer assumed JB's trade payables of $3.5 million, debt obligations of approximately $5.0 million and other long term liabilities of $2.0 million. SBRG will record an after-tax loss of $3.7 million on this transaction during its fiscal third quarter of 2000.

        William P. Foley II, chairman of the board of directors of SBRG, stated, "I am very pleased that we have finally completed this very lengthy transaction. JB's was eroding our profitability having generated net operating losses of $1.1 million in fiscal 2000." Foley added, "In spite of the $3.7 million charge resulting from the sale, we have significantly improved our balance sheet by eliminating $10.0 million of goodwill and $10.5 million of debt and other liabilities. Our management team can now narrow its focus to developing our core brands."

        Lynn Whiteford, president and chief executive officer of JB's stated, "We believe this is a good transaction for both parties. SBRG has divested an asset that does not fit their portfolio and we have acquired an 87 unit regional chain with significant assets that I believe will have improved results as a private organization."

Santa Barbara Restaurant Group, Inc.
Press Release
Page 2



        SBRG operates 46 La Salsa restaurants, 23 Timber Lodge Steakhouse restaurants, and five Green Burrito restaurants. The Company also franchises 48 La Salsa restaurants, one Timber Lodge Steakhouse restaurant, 35 Green Burrito stand-alone restaurants and 214 dual-concept restaurants for a total of 372 restaurants controlled by SBRG.

         "Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements which are not historical facts contained in this release including the company's ability to complete the sale of JB's restaurants, achieve growth in the La Salsa brand, open or remodel restaurants, or the ability of the company to enhance the La Salsa brand are forward-looking statements that involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks; the effect of economic conditions; construction delays; the impact of competitive products and pricing; and the results of financing efforts and other risks detailed in the Company's Securities and Exchange Commission filings.